Gold Run Inc.
FORM OF PROMISSORY NOTE
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THIS NON-TRANSFERABLE PROMISSORY NOTE MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED, EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT, OR (ii) AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE MAKER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, IS AVAILABLE.
NON-TRANSFERABLE PROMISSORY NOTE
GOLD RUN INC.
Note No. _______________
$_____	New York, New York	[Date]
FOR VALUE RECEIVED, the undersigned, GOLD RUN INC., a Delaware corporation (the “Maker”) having an address at c/o Berns & Berns; 767 Third Avenue; 23rd floor, New York, New York 10017, hereby promises to pay to the order of [Name], having an address at [Address] (such person being herein referred to individually as “Holder”), in lawful money of the United States of America, the principal sum of $ ______ together with interest thereon at the rate of 10% per annum, based on a year of 360 days, which principal shall be payable in one installment on the second anniversary of the date of this Note. Interest shall accrue thereon from and after the date hereof and shall be payable on the first anniversary of the date of the Note, and the final payment of interest shall be payable on the second anniversary of this Note.
1) Collection Costs.
If, after any default hereunder, Holder expends any effort or expense in any attempt to enforce or collect payment of all or any part or installment of any sum due Holder hereunder, or if
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this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker will bear and pay all reasonable costs and fees incurred by Holder in connection with the investigation and collection hereof, including but not limited to reasonable fees and expenses of counsel.
2) Certain Waivers.
Maker and each surety, guarantor, endorser and other party ever liable for payment of any sums of money payable on this Note jointly and severally waive presentment and demand for payment, protest, notice of protest and non-payment or dishonor, notice of acceleration or intent to accelerate, notice of intent to demand, and diligence in collecting, and consent to all extensions without notice for any period or periods of time and partial payments, before or after maturity, without prejudice to Holder. Holder shall similarly have the right to deal in any way, at any time, with one or more of the foregoing parties without notice to any other party, and to grant any such party any extensions of time for payment of any of said indebtedness, or to release part or all of any collateral at any time securing this Note, or to grant any other indulgences or forbearances whatsoever, without notice to any other party and without in any way affecting the personal liability of any party hereunder.
3) Governing Law.
This Note shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to promissory notes issued and delivered within such State and without giving effect to choice of law principles of such State. Notwithstanding the place where any liability originates or arises or is to be paid, any suit, action or proceeding arising out of or relating to this promissory note may be instituted in, or if instituted elsewhere may be removed to, any Court of the United States of America or of the State of New York sitting in the County, City and State of New York. Maker hereby irrevocably waives any objection Maker may now or hereafter have to the laying of venue of any such suit, action or proceeding in the above-described courts and any claim that any suit, action or proceeding has been brought in an inconvenient forum. Nothing in this Section shall affect the right of any party to serve process in any other manner permitted by law or limit the right of any party to bring any suit, action or proceeding against any other party in the courts of any other jurisdiction.
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Promissory Note
4) Notices.
Any and all notices or other communications required or permitted to be given under any of the provisions of this Note shall be in writing and shall be deemed to have been duly given when personally delivered or five days after the date mailed, postage prepaid, by first class certified mail, return receipt requested, addressed to the parties at the addresses set forth above (or at such other address as a party may specify by notice to all other parties given as aforesaid), together with copies, and if possible by telecopy as well, if to the Maker, to Michael Berns, Gold Run Inc., c/o Berns & Berns, 767 Third Avenue, 23rd Floor, New York, New York 10017 (telecopy number: (212) 332-3315).
5) Conversion Right of Holder.
a) Rate of Conversion.
i) At the option of the Holder, on and after the first anniversary date of this Note, this Note is convertible, on in all-or-none basis, into Shares at the conversion price of $0.25 per Share. Upon conversion, Maker shall be liable for interest on the Note (in accordance with the terms of the Note) accrued and unpaid to the date of conversion.
ii) Whenever reference is made herein to the issuance or sale of Shares, “Shares” shall mean stock of Maker of any class, whether now or hereafter authorized, which has the right to participate in the distribution of either the assets or earnings of Maker without limit as to amount or percentage.
b) Method of Conversion. i) In order to convert the principal amount of this Note into Shares, the Holder shall surrender the Note duly endorsed to Maker, or in blank and accompanied by proper instruments of transfer to Maker, at its office designated as herein provided, shall give written notice to Maker that it elects to convert all (and not less than all) of this Note into Shares, and shall state in writing therein the name or names in which it wishes the certificate or certificates for the Shares to be issued. At the time of exercise, Maker may require the Holder to execute and deliver to Maker a subscription agreement for the Shares, containing such representations, warranties and covenants as Maker may deem appropriate. As soon as practicable thereafter, Maker shall issue and deliver to the person for whose account the Note was so surrendered, or to its nominee or nominees, certificates for the number of full Shares to which Holder shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a Share if not convertible into a number of whole Shares, as provided in this Section. Subject to the following provisions of this Section, such conversion shall be deemed to have been made as of the date of such surrender of this Note, and the person or persons entitled to receive the Shares issuable upon the conversion of this Note shall be treated for all purposes as the record holder(s) of such Shares on such date.
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Promissory Note
6) Payment of Principal and Accrued Interest; Miscellaneous.
a) At the option of the Maker, Maker may pay the principal sum of this Note and/or accrued interest by issuance of Shares valued at $0.25 per Share, or a combination of a cash payment and Shares valued at $0.25 per Share.
b) This Note will automatically convert into Shares at $0.25 per Share, without any action of Maker, upon Maker having a registration statement under the Securities Act of 1933, as amended, covering the sale and issuance of securities of the Maker, being declared effective by the United States Securities and Exchange Commission.
c) In the event that such automatic conversion occurs prior to the first anniversary date of this Note, Maker shall pay to Holder interest in an amount equal to the interest which would have otherwise accrued during the first year after the Note's issuance.
d) In the event this Note is converted into Shares pursuant to either Paragraphs 6a) or 6b), the Shares will be restricted as to resale notwithstanding the fact that Maker may have had a registration statement under the Securities Act of 1933, as amended, covering the offer and sale of securities of the Maker declared effective.
IN WITNESS WHEREOF, the undersigned has caused this Note to be executed and delivered as of the day and year first above written.
GOLD RUN INC.
By:
Director
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